Exhibit 10.39

PROMISSORY NOTE

USD $125,000	Houston, Texas
Effective January 3, 2018

FOR VALUE RECEIVED, Summer Energy Holdings, Inc., a Nevada corporation (“Borrower”), promises to pay to _______________, an individual (“Lender”), or its order, at such place as Lender may from time to time designate in writing, the sum of One Hundred Twenty Five Thousand Dollars ($125,000) (the “Loan”).

1.Promise to Pay.  Borrower promises to pay to Lender or its order, in lawful money of the United States of America, the principal sum of $125,000, together with interest on the unpaid balance as set forth below.

2.Interest.  Interest shall accrue on this promissory note (this “Note”) at the rate of 5% per annum.  Interest will be calculated for the actual number of days the principal is outstanding and based on a three hundred sixty five (365) day year.

3.Security.  This Note is unsecured.

4.Maturity Date.   Absent the occurrence of an Event of Default hereunder and the acceleration thereafter by Lender, the principal and all accrued interest shall be due and payable in full on or before July 3, 2018 (the “Maturity Date”).  If the Maturity Date should fall (whether by acceleration or otherwise) on a day that is not a business day, payment of the outstanding amounts shall be made on the next succeeding business day.

5.Prepayment.  Borrower may prepay the Loan, in whole or in part, at any time without penalty or premium.

6.Application of Payments.  Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first, to costs of collection incurred after an Event of Default, including reasonable attorney’s fees; second, to payments made by Lender after an Event of Default to preserve any collateral securing this Note, if any; third, to any accrued interest; and fourth, to the principal.  All payments due hereunder shall be made (i) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, all of which amounts shall be paid by the Borrower, and (ii) without any other set off.

7.Event of Default.  The occurrence of any of the following shall be deemed to be an event of default (“Event of Default”) hereunder:

(a)Failure by Borrower to pay any monetary amount owed by it to Lender within thirty (30) days of its due date, except for disputes being contested in good faith;

(b)Failure by Borrower to perform any other obligation under this Note, and failure to cure such default within forty-five (45) days after written notice from Lender; or

(c)A bankruptcy petition is filed by Borrower or a bankruptcy filing is made against Borrower and such involuntary petition is not dismissed within sixty (60) days.

8.Remedies.  Upon the occurrence of an Event of Default, and after any applicable notice period, at the option of Lender, the entire principal amount of this Note together with all accrued interest thereon, if any, without demand or notice, shall immediately become due and payable.  Upon the occurrence of an Event of Default (and so long as such Event of Default shall continue), the entire principal amount of this Note, together with all accrued interest thereon, if any, all other amounts due, and any judgment for the principal, interest, if any, and other amounts shall bear interest at the rate of 12% per annum.  No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right.  Upon the occurrence of an Event of Default, and after any applicable notice period, Lender may exercise, in addition to the rights and remedies granted hereby, all of the rights and remedies of a Lender under the Uniform Commercial Code or any other applicable law.

9.Waiver.  Borrower hereby waives diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in this Note) and expressly agrees that, without in any way affecting the liability of Borrower, Lender may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, and release any security or guaranty.

10.Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

11.Change, Discharge, Termination, or Waiver.  No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought.  No failure on the part of Lender to exercise and no delay by Lender in exercising any right or remedy under this Note or under the law shall operate as a waiver thereof.

12.Attorney’s Fees.  If any Event of Default occurs, Borrower promises to pay all costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings, whether at the trial or appellate level) or with regard to any arbitration proceeding.

13.Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

14.Expenses and Attorneys’ Fees.  Borrower shall pay to Lender within ten (10) days after written demand any and all expenses, including legal expenses and reasonable retained attorneys’ fees, incurred or paid by Lender in enforcing this Note.

15.Severability.  If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

16.Number and Gender.  In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

17.Headings.  Headings at the beginning of each numbered section of this Note are intended solely for convenience and are not part of this Note.

18.Choice of Law.  This Note shall be governed by and construed in accordance with the laws of the state of Texas without giving effect to conflict of laws principles.

19.Binding Effect.  The Note will be binding upon, and inure to the benefit of Lender, and their successors and assigns.  Borrower may not delegate its obligations under the Note.

20.Time of the Essence.  Time is of the essence with regard to each provision of this Note as to which time is a factor.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first above written.

SUMMER ENERGY HOLDINGS, INC.

By:Jaleea P. George

Its:Secretary and Chief Financial Officer